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                                 AMRESCO, INC.

                EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

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                                                            Year Ended December 31,
                                                         ----------------------------
                                                            1995              1994
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
PRIMARY:
  Net income                                             $21,090,000      $18,748,000
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  Weighted average shares outstanding                     24,137,358       22,958,502
  Net effect of dilutive stock options based on the
    Treasury stock method using average market price         516,963          720,737
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     Total                                                24,654,321       23,679,239
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Earnings per share                                             $0.86            $0.79
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FULLY DILUTED:
  Net income                                             $21,090,000      $18,748,000
  Interest expense related to convertible debentures,
   net of income tax expense                                 192,000
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  Adjusted net income                                    $21,282,000      $18,748,000
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  Weighted average shares outstanding, assuming
   conversion of convertible debentures to 3,600,000
   shares of common stock in November 1995                24,469,966       22,958,502
  Net effect of dilutive stock options based on the
   Treasury stock method using the higher of average
   or ending market price                                    608,058          738,851
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    Total                                                 25,078,024       23,697,353
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Earnings per share                                             $0.85            $0.79
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